Exhibit 10.18.1

March 30, 2012

Mr. Charles C. Stewart

1405 Haddon Place

Hoover, AL 35226

Dear Chuck,

We are pleased that you have accepted the position of Senior Vice President, Project Development of Walter Energy, Inc. (“Walter” or the “Company”), effective as of March 19, 2012. The attached schedules outline the compensation and benefits and terms and conditions of your employment.

As the Senior Vice President, Project Development, you will have such duties, responsibilities and authorities as the Chief Executive Officer of Walter (the “CEO”) determines are appropriate for your position. You will report to the CEO.

It is agreed and understood that this letter agreement (including the schedules and exhibits attached hereto) (collectively, the “Agreement”) and the other agreements referred to in this Agreement shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company and its affiliates. This Agreement may only be amended or modified by a written agreement executed by you and Walter (or any of its respective successors) and will be interpreted under and in accordance with the laws of the State of Delaware without regard to conflicts of laws.

This letter serves as an amendment to the previously executed agreement dated June 10, 2011. Effective March 19, 2012, your annual base salary is increased to $373,860, which includes an adjustment to offset the discontinuation of your auto allowance. Your Long-Term Incentive Plan target will be valued at 100% of base salary. All other terms of employment remain unchanged.

This Agreement may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, will constitute one and the same instrument.

Chuck, we are delighted that you have accepted the position and I look Forward to working with you. If the terms contained within this Agreement are acceptable, please sign and return a copy to me.

Best regards,

/s/ Walter J. Scheller, III	4-13-12
Walter J. Scheller, III	Date
Chief Executive Officer
Walter Energy, Inc.

ACCEPTANCE

I have read the Agreement, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth in the Agreement as governing my employment relationship with Walter.

/s/ Charles C. Stewart	4/16/12
Charles C. Stewart	Date